Exhibit 99.52

CORD BLOOD AMERICA SIX MONTH  REVENUES TOTAL $4.04 MILLION, UP 221 PERCENT

LOS ANGELES, CA. August 15, 2007 - Cord Blood America, Inc. (OTC Bulletin Board: CBAI), the umbilical cord blood stem cell preservation company (http://www.cordblood-america.com ) focused on bringing the life saving potential of stem cells to families in all 50 states and internationally, reported today that revenues for the second quarter ended June 30, 2007, totaled $2.346 million, a record quarter for the Company, up 194 percent compared to revenues totaling $797,907 in the second quarter of 2006.

Revenues for the first six months of 2007 totaled $4.04 million, up 221 percent compared to revenues of $1.26 million in the first half of 2006.  Revenues for the Company have now topped one million dollars for five consecutive quarters.

The Company reported a gross profit of $796,761 in the second quarter of 2007 compared to a gross profit of $125,255 in the same period in 2006. Gross profit for the first six months of 2007 totaled $1.396 million, up 1,439 percent compared to a gross profit of $96,641 in the first half of 2006.   Cord Blood America announced a net loss of $(1.76 million), or $0.02 a share, in the second quarter of 2007 and a net loss for the first half of 2007 of $(3 million), or $0.04 a share compared to a loss of $0.07 per share for the same period in 2006.

“There were many positives in the first half of 2007 and a most important key indicator of this is Gross Profit, which increased from 21% of revenues to 34%. Economies of scale, especially for the Company’s Cord Blood division, started to positively impact the Company’s financial results,” said Matthew Schissler, CEO, Cord Blood America. “We intend to remain focused on our successful strategy of strategic, organic growth, accretive acquisitions and reducing overhead in the upcoming reporting periods.”

“Strong growth for the quarter, combined with a significant decrease in marketing costs, shows that the strategies we are pursuing are promoting excellent results,” said Mr. Schissler.  “We are very pleased to present these financial achievements to our shareholders.”

About Cord Blood America

Cord Blood America (OTC Bulletin Board: CBAI) is the parent company of CorCell, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders.

To find out more about Cord Blood America, Inc. (OTC Bulletin Board: CBAI), visit our website at www.corcell.com. For investor information, visit www.cordblood-america.com.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and the Company's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

    CONTACT:

    Paul Knopick

    E & E Communications

    949/707-5365

    pknopick@eandecommunications.com

SOURCE Cord Blood America, Inc.